Exhibit (d)(12)

Schedule A

Trusts and Portfolios Covered by the Sub-Advisory Agreement, dated as of June 19, 2008, between

Fidelity Investments Money Management, Inc.

and

Fidelity Management & Research (U.K.), Inc.

Fidelity Garrison Street Trust	Fidelity Money Market Central Fund	Money Market	06/19/2008
Fidelity Garrison Street Trust	Fidelity Ultra-Short Central Fund	Fixed Income	06/19/2008
Fidelity Garrison Street Trust	VIP Investment Grade Central Fund	Fixed Income	06/19/2008
Fidelity Revere Street Trust	Fidelity Cash Central Fund	Money Market	06/19/2008
Fidelity Revere Street Trust	Fidelity Municipal Cash Central Fund	Money Market	06/19/2008
Fidelity Revere Street Trust	Fidelity Securities Lending Cash Central Fund	Money Market	06/19/2008
Fidelity Revere Street Trust	Fidelity Tax-Free Cash Central Fund	Money Market	06/19/2008

Agreed and Accepted
as of June 19, 2008

Fidelity Investments Money Management, Inc.		\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\	Fidelity Management & Research (U.K.) Inc.
By:	/s/ JS Wynant		By:	/s/ JS Wynant
Name:	JS Wynant		Name:	JS Wynant
Title:	Treasurer		Title:	Treasurer